Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	July 23, 2025

Gerald Johnson elected to Eaton’s Board of Directors

DUBLIN – Intelligent power management company Eaton (NYSE:ETN) today announced that Gerald Johnson has been elected to the company’s Board of Directors effective July 23, 2025.

Johnson is the retired executive vice president, Global Manufacturing and Sustainability, of General Motors, where he led the company's global manufacturing operations, labor relations and sustainable workplace practices. Over the course of his career, spanning more than 40 years at GM, he oversaw safety, quality and productivity, and held several roles of increasing responsibility, including vice president, Manufacturing and Labor Relations, North America, and vice president, Global Operational Excellence. He currently serves on the board of Caterpillar Inc.

“With his extensive experience in global manufacturing, engineering and operations, Gerald is a valuable addition to our Board,” said Paulo Ruiz, Eaton chief executive officer. “As we continue our strategy to execute for growth at Eaton, I’m confident that Gerald’s breadth of experience and proven performance in operations excellence, along with his strong customer focus, will serve our company well.”

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

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Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of nearly $25 billion in 2024, the company serves customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Contact:
Jennifer Tolhurst
+1 (440) 523-4006
jennifertolhurst@eaton.com